NORTHLAND CRANBERRIES, INC.

CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER
AND THE SENIOR FINANCIAL AND ACCOUNTING OFFICERS

(Adopted August 28, 2003)

Introduction

        Northland Cranberries, Inc. (the “Company”) expects all of its employees to maintain high ethical standards of conduct and to comply with applicable laws and governmental regulations. Employees include, without limitation, the Chairman and CEO (the “Chief Executive Officer”), the Vice President – Finance (the “Vice President”) and any other officer or employee of the Company serving as the principal financial officer, the principal accounting officer, or controller or persons performing similar functions (collectively referred to herein as the “Senior Financial Officers”). In this regard, the Company requires all of its employees, including the Senior Financial Officers, to adhere to such other rules, codes and guidelines as the Company may adopt from time to time (collectively, the “Company Guidelines”).

        To deter wrongdoing and to promote the consistent application of honest and ethical conduct, compliance with applicable laws and regulations, avoidance of conflicts of interest and full, fair, accurate, timely and understandable disclosure in the Company’s public filings and communications, the Company has approved this Code of Ethics to codify certain standards to which the Senior Financial Officers will be held accountable and certain specific duties and responsibilities applicable to the Senior Financial Officers. As the professional and ethical conduct of the Senior Financial Officers is essential to the proper conduct and success of the Company’s business, the Senior Financial Officers must adhere to the standards, duties and responsibilities set forth in this Code of Ethics in addition to adhering to the Company Guidelines. To the fullest extent possible, the Company Guidelines and this Code of Ethics should be read to supplement one another. If there is a conflict between the Guidelines and this Code of Ethics, then this Code of Ethics will control.

Code of Ethics

General Standards

        The Company and the Company’s Board of Directors will hold each Senior Financial Officer accountable for adhering to and advocating the following standards to the best of his or her knowledge and ability:

A.	Act in an honest and ethical manner, including in connection with the handling and avoidance of actual or apparent conflicts of interest between personal and professional relationships;

B.	Comply with all applicable laws, rules and regulations of federal, state and local governments (both United States and foreign) and other appropriate private and public regulatory agencies (collectively, the “Laws”);

C.	Proactively promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications the Company makes, including, without limitation, providing other Company employees with information that is accurate, complete, objective, relevant, timely and understandable and acting in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing such Senior Financial Officer’s independent judgment to be subordinated; and

D.	Proactively promote ethical and honest behavior within the Company, including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.

Specific Duties and Responsibilities

        In adhering to and advocating the standards set forth above, each Senior Financial Officer shall fulfill the following duties and responsibilities to the best of his or her knowledge and ability:

1.	Each Senior Financial Officer shall handle all conflicts of interest between his or her personal and professional relationships in an ethical and honest manner, and shall disclose in advance to the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) any transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest between the Company and such Senior Financial Officer. The Audit Committee shall thereafter take such action with respect to the conflict of interest as it shall deem appropriate. It is the general policy of the Company that conflicts of interest should be avoided whenever practicable. For purposes of this Code of Ethics, a “conflict of interest” will be deemed to be present when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole. Conflicts of interest can include, but are not limited to, situations where an employee of the Company or a member of his or her family receives improper personal benefits as a result of his or her position with the Company, whether from a third party or from the Company.

2.	Each Senior Financial Officer will use his or her best efforts to ensure the timely and understandable disclosure of information that, in all material respects, is accurate, complete, objective and relevant in all reports and documents the Company files with, or submits to, the SEC or in other public communications that the Company makes. As part of this undertaking, each Senior Financial Officer will periodically consider the adequacy and effectiveness of the Company’s “internal controls” and “disclosure controls and procedures” (as such terms are defined or used in rules proposed or adopted by the SEC).

3.	Each Senior Financial Officer will use his or her best efforts to understand, respect and ensure compliance in all material respects by such Senior Financial Officer and the Company with all applicable Laws.

4.	Each Senior Financial Officer shall respect the confidentiality of information acquired in the course of his or her work and shall not disclose such information, except when the Senior Financial Officer believes he or she is authorized or legally obligated to disclose the information. No Senior Financial Officer may use confidential information acquired in the course of his or her work for his or her personal advantage.

5.	Each Senior Financial Officer shall responsibly use and exercise judicious control over all assets and resources of the Company that such Senior Financial Officer employs or that the Company has entrusted to such Senior Financial Officer.

6.	No Senior Financial Officer may take or direct or allow any other person to take or direct any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent auditing firm.

7.	No Senior Financial Officer may engage the Company’s auditing firm to perform audit or non-audit services without the Audit Committee’s (or its designee’s) preapproval in accordance with the Audit Committee’s charter.

8.	Each Senior Financial Officer shall deal fairly with the Company’s customers, suppliers, competitors, officers and employees, and shall not take unfair advantage of any such party through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.

Reporting Violations

        If any person believes that a Senior Financial Officer has violated this Code of Ethics or the Company has or is about to violate a Law, or a Senior Financial Officer believes that he or she is being asked to violate this Code of Ethics or any Law in the performance of his or her duties for the Company, then the matter should be promptly reported to the Chief Executive Officer or, if the matter involves the Chief Executive Officer, to the Audit Committee. The Chief Executive Officer and Audit Committee will take appropriate steps to maintain the confidentiality of the reporting person’s identity, to the extent that they can do so consistent with the Company’s obligations to investigate and remedy the matter and, if appropriate, to report the matter to government officials. Persons may report violations of this Code of Ethics on an anonymous basis. No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Interpretation and Enforcement

        The Audit Committee is responsible for overseeing the interpretation and enforcement of this Code of Ethics. Subject to the Audit Committee’s ultimate authority, the Chief Executive Officer will be responsible for the day-to-day administration of this Code of Ethics. If the Chief Executive Officer determines that he or she is not able to resolve any question regarding interpretations or possible breaches or violations of this Code of Ethics, then such question shall be directed by the Chief Executive Officer to the Chairperson of the Audit Committee for resolution by the Audit Committee.

        Upon request by the Audit Committee, or promptly after (i) a Senior Financial Officer or other person reports to the Chief Executive Officer that a Senior Financial Officer has or is about to violate this Code of Ethics or a Law, (ii) a Senior Financial Officer reports that he or she is being asked to violate this Code of Ethics or any Law in the performance of his or her duties for the Company, or (iii) any person requests a waiver of or change in this Code of Ethics, the Chief Executive Officer will report to the Audit Committee concerning such request or matter. When the Audit Committee considers any such matter relating to this Code of Ethics, it shall act in executive session.

        Each Senior Financial Officer will be held accountable for his or her adherence to this Code of Ethics by the Company’s Board of Directors and appropriate committees thereof. A Senior Financial Officer’s failure to adhere to this Code of Ethics will be subject to appropriate disciplinary action, ranging from warnings to possible termination or removal.

        Only the Audit Committee may waive or amend this Code of Ethics. All waivers and amendments of this Code of Ethics must be publicly disclosed in a manner that complies with the requirements of the SEC and other applicable Laws.

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